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                                                                      Exhibit 21

                              POTLATCH CORPORATION

                                  Subsidiaries

     The following subsidiaries are included in the company's consolidated financial statements.

                                        State in Which     Percentage of
                                            Voting          Securities
            Name                           Organized           Owned

Duluth & Northeastern Railroad Co.         Minnesota            100
Cloquet, Minn.

Prescott & Northwestern Railroad Co.       Arkansas             100
Prescott, Ark.

St. Maries River Railroad Co.              Idaho                100
Lewiston, Idaho

Warren & Saline River Railroad Co.         Arkansas             100
Warren, Ark.

All unnamed subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. No separate financial statements are filed for any subsidiary.